Exhibit 10.2

AGENCY AGREEMENT

By and between

Axiom Corp.

(AXIOM)

And

Century Pillar Limited

(CPL)

February 1, 2013

AGENCY AGREEMENT

THIS Agency Agreement is made on this 1st day of February 2013.

BETWEEN

Axiom Corp.,  (AXIOM) (hereinafter referred to as “the Company”), a company registered under the laws of Colorado and having its office at Enterprise Road, Industrial Area, PO Box 49000-00100, Nairobi, Kenya.

AND

Century Pillar Limited (CPL) (hereinafter referred to as “the Agent”), a company incorporated in the Republic of South Sudan and having its registered offices at , Juba, South Sudan.

Each of the aforesaid Company and Agent shall be hereinafter referred to as “Party” and collectively as “Parties”.

WHEREAS

A.      The Parties herein are desirous of cooperating in the fields of infrastructure projects such as roads, hospitals, housing, agriculture, transport, airports, etc (hereinafter referred to as “the Projects”) in South Sudan;

B.      AXIOM is desirous of executing the abovementioned projects in South Sudan either by using Chinese financial resources or through the Republic of South Sudan government tender process; and

C.      Agent is desirous of providing the local agency services to AXIOM as specified in Article 2 herein, as necessary and proper for achieving the signing of the Projects.

NOW THEREFORE the Parties mutually agree as hereunder:

Article 1 – Appointment

i).    Subject to the terms and conditions hereinafter set forth, the Company hereby appoints Agent on an exclusive basis for the Projects and the Agent hereby accepts the terms stated herein; and

ii). Agent shall run its business and organize its normal commercial activities independently;

Article 2 – Duties of the Agent

The Agent shall

i.              Render local Agency services;

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ii.            From time to time furnish the Company with necessary and useful information, advice, services and assistance (including but not limited to procuring all consents/approvals/licenses/ migrate documentation /No objection certificates etc.) required for all the activities of the Company;

iii.           To use its best commercial efforts to liaise with the Government of the Republic of South Sudan and other appropriate authorities for the successful fulfillment of the Projects and such other activities as reasonably requested by the Company;

iv.           Assist the Company in the negotiation process at all stages included for final documentation and conclusion for the Projects;

v.            Maintain absolute secrecy and shall not divulge to any third party any information acquired in the course of the performance of this Agreement, even after the expiration of this Agreement as well as during the effective term hereof;

vi.                The Agent agrees to declare to the Company the name of all individuals, and government officials and parties introduced to the Company for the purpose of Projects in the Republic of South Sudan; and

vii.              Non circumvention:  Each Party agrees that for a period of three (3) year from the date of execution (the “Non-Circumvention Period”) it shall not circumvent the other or otherwise conclude any transactions, or in any way facilitate the conclusion of transactions by third parties, with the other’s Contacts, unless pursuant to an agreement between the Parties.

Article 3- Duties and Obligations of the Company

                  I.    Implementation of the Project.

                II.    Will arrange and provide the availability of financial resources through the Government of China’s concessionary or commercial loans necessary for financing the Projects.

               III.    Provision of Engineering, Procurement and Construction services.

              IV.    Undertaking projects on a turnkey basis and / or BOT basis, wherever possible.

Article 4 - Success Fee

In consideration of the Agent providing the service and fulfillment of its obligations specified herein and more specifically in Article 2, the Company shall pay the Agent a commission fee of certain percentage of the total contract value agreed by both Parties, which shall be paid pro rata from the payments received by the Company.

As per the specific project the commission fee should be:

(1)  At least 5% of the total contract value for Projects applying for the Chinese financing and will be negotiated and discussed on a project by project

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basis.

(2)  At least 5% of the total contract value for Projects that fall under South Sudan government tenders and will be negotiated and discussed on a project by project basis.

(3)  This condition will be negotiated by both Parties to achieve win-win cooperation on a project by project basis.

After each successful signing of a contract between the Company and the Government of the Republic of South Sudan, both Parties should immediately sign the Commission Agreement attached to this Agency Agreement.  Each contract signed for a particular Project shall have its own Commission Agreement to be negotiated and signed by both Parties In the form of an Annexure, which Annexure will form an integral part of this Agency Agreement.

The Company shall pay the fee to the Agent within 3 (three) calendar days from receipt of such installments of payment to be remitted by SWIFT to the Agent’s bank account

Article 5 - Commencement and Duration

This Agreement shall come into force immediately and upon signing by the authorized representatives of both Parties and shall stay in force unless terminated due to the occurrence of any of the following events:

a.    On mutually agreed termination; or

b.    On any breach remaining unresolved after the lapse of 30 (thirty) days subsequent to notice by the other Party.

Article 6 – Assignment

The Parties’ rights, obligations and liabilities stipulated in the Agreement may be assigned, conveyed or delegated to any of its affiliates upon:

1)     Written notice to the Parties of the intended assignment; and

2)     Written agreement stipulating the terms of the Assignment.

Article 7 – Dispute Resolution

All disputes arising from or in connection with this Agreement shall, if possible, be settled amicably through friendly negotiation.

In case no settlement can be reached thereby, the disputes shall be submitted for arbitration according to UNCITRAL (United Nations Commission on International Trade Law) Arbitration Rules. The language of Arbitration shall be in English. The arbitration court shall be located in a third neutral country and constituted by 3 (three) members, of which 1 (one) shall be nominated by each Party and a 3rd (third) shall be chosen through common agreement by the arbitrators appointed by the Parties.

The arbitral award shall be final and binding upon the Parties. The arbitration fees, unless otherwise awarded, shall be borne by the losing Party.

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Article 8 - Notice & Communication

Notice required to be given under this Agreement shall be in writing and addressed to the Parties hereto at the addresses mentioned in this Agreement or such other addresses notified by either Party. Notice may be given by personal delivery, electronic communication, cable, telex or registered letter or facsimile or courier service.

Article 9 – Force Majeure

No Party to this Agreement is liable for failure to perform any of its obligations hereunder if prevented by so doing by reason of force majeure, which for purposes of this Agreement shall mean causes or events outside of the control of the Party concerned including but not limited to flood, storms, acts of God, war etc.

This Agreement is made in quadruplicate; both sides possess two (2), which have the equal legal effect.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed on the date first written above.

SIGNED for and on behalf of Axiom Corp. (AXIOM)	(The Company)
SIGNED for and on behalf of Century Pillar Limited.	(The Agent)

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